Exhibit 10.31

April 13, 2026

[VIA EMAIL]

Janice K. Smith

305 E 40th Street

New York, NY 10016

@janice@veea.com

Re: Employment Transition

Dear Janice:

You currently serve as the Executive Vice President and Chief Operating Officer of Veea Inc. (the “Company”). In connection with your retirement from such positions, the Company would like to engage you as Senior Operations Advisor and you have agreed to serve in such position. If you sign and return the this offer letter it shall become your employment agreement with the Company (the “Agreement”). Effective upon executing this Agreement, all prior employment agreements, offer letters, and similar agreements are superseded and replaced.

Position and Duties

Effective as of May 1, 2026 (the “Effective Date”), you will serve as Senior Operations Advisor and will report to the Company’s Chief Executive Officer (“CEO”). As of the Effective Date, you shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

This Agreement shall become effective as of the Effective Date and shall automatically terminate on December 31, 2026. Upon the termination of this Agreement, no further compensation shall be payable to you, except for compensation which has been earned during the term of this Agreement, but not yet paid.

Your duties as Senior Operations Advisor to the CEO include providing transition services to ensure a smooth and orderly transition from your current positions. All duties you perform pursuant to this Agreement may be performed remotely.

Salary and Benefits

Your annualized salary will be $150,000 U.S. Dollars, less withholdings applicable to wages. Your wages will be paid no less frequently than twice per month. Your position is exempt from overtime pay requirements and, as such, you will not receive overtime pay for hours over 40 worked in a workweek.

The Company shall pay you a special cash bonus in an aggregate amount of up to $100,000 (the “Bonus”). In no event shall the Bonus exceed $100,000. The Bonus shall be payable in increments as follows (i) $25,000 shall be payable upon the White Lion convertible notes drawdown following the first PPL closing, (ii) $50,000 shall be payable upon the Company’s receipt of $5 million in proceeds from all financings occurring after the closing of the first PPL draw down (all financings includes ELOC sales and subsequent PPL draws), and (iii) $16,666 shall be payable on June 30, 2026, August 31, 2026, and October 31, 2026. All earned and unpaid Bonus shall be due on your Separation Date (as hereinafter defined). In all events, the Bonus shall be paid within 30 days of the date it is earned, provided that you are employed by the Company on the payment date. “Separation Date” means the earlier of (a) December 31, 2026 or, if earlier, the date of termination of your employment with the Company other than as a result of termination by the Company for Cause (as defined in the Company’s 2024 Equity Incentive Plan). Aside from your salary until your Separation Date, the amounts provided above reflect the total monetary compensation that you may receive and no other payment shall accrue to you.

April 12, 2026

In connection with your entering into this Agreement, the Company will grant you a nonqualified stock option to purchase 250,000 shares of the Company’s common stock (the “Option”). The Option shall vest and become exercisable as follows: (i) 150,000 shares subject to the Option shall vest and become exercisable on the grant date of the Option, and (ii) the remaining 100,000 shares subject to the Option shall vest and become exercisable in eight substantially equal installments on the last day of each calendar month through December 31, 2026. Any portion of the Option remaining unvested on the Separation Date shall automatically vest. To the extent vested, the Option shall be exercisable following your Separation Date until December 31, 2027. The Option shall be subject to the terms and conditions of the Company’s equity plan and an award agreement to be entered into by and between you and the Company.

You will be eligible for any employee benefits the Company offers on the same basis as similarly situated employees. The Company reserves the right to amend or terminate any employee benefit program at any time in accordance with applicable law.

You will be entitled to 40 hours (five days) of paid sick leave per calendar year (pro-rated for partial years) which will accrue in accordance with the policies the Company establishes from time to time.

Confidentiality

You will have access to information about the Company and your employment with the Company shall bring you into close contact with confidential and proprietary information of the Company (“Confidential Information”). For purposes of this Agreement, “Confidential Information” means all non-public and proprietary information, whether oral, written, or electronic, to which you are given access by the Company or is made available to you in connection with your work under this Agreement. This includes, but is not limited to, client identities and contact information, client preferences, goals, and strategies. In recognition of the foregoing, you agree, at all times during the employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company, or to disclose to any person without written authorization of the Company, any Confidential Information.

Upon request, or upon termination of your employment for any reason, you agree to return all Company property and documents in your possession, custody, or control, regardless of whether they contain Confidential Information. You further agree to provide, upon request or upon termination of employment for any reason, all passwords and usernames necessary to access any electronic devices, software programs, documents, or social media accounts related to your work for the Company.

Notwithstanding any other provision of this Agreement: (a) you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

Subject to the foregoing whistleblower protections, in the event that Employee receives a subpoena, court order, or other legal process, or reasonably believes that disclosure of Confidential Information or Trade Secrets may be required by law, regulation, or legal proceeding, Employee shall, to the extent not prohibited by applicable law: (i) promptly notify the Company’s General Counsel (or designated legal representative) in writing within two (2) business days of becoming aware of such requirement or potential requirement, and in any event sufficiently in advance of any such disclosure to permit the Company a reasonable opportunity to seek a protective order or other appropriate remedy; (ii) cooperate with the Company, at the Company’s expense, in its efforts to obtain such protective order or other remedy; (iii) disclose only such portion of the Confidential Information or Trade Secrets as is legally required to be disclosed; and (iv) use commercially reasonable efforts to ensure that any Confidential Information or Trade Secrets so disclosed are accorded confidential treatment by the recipient.

Moreover, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, the you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (x) file any document containing trade secrets under seal; and (y) do not disclose trade secrets except pursuant to court order.

April 12, 2026

Intellectual Property

All ideas, data, deliverables, reports, work products, innovations, improvements, know how, inventions, designs, developments, techniques, methods and other results of your employment with the Company (in draft and final forms), and all related documentation (such as, but not limited to, notes, records, documents, drawings, and designs), which you make, conceive, reduce to practice, or develop in whole or in part, either alone or jointly with others, in connection with his services to the Company or which relate to any Confidential Information (collectively, the “Inventions”) will be the sole and exclusive property of the Company, and will be considered “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). You hereby assign to the Company or its designees all your right, title and interest in and to all of the foregoing Inventions without additional compensation.

Noncompetition Covenant

You covenant and agree that you will not, during your employment, and for a period of 6 (six months) following the end of your employment with the (the “Restricted Period”), directly or indirectly: (i) enter into the employ of or render any services to any person, firm, or corporation, which is engaged, in any part, in a business that is competitive with the Company’s business (“Competitive Business”); (ii) engage in any Competitive Business for your own account; or (iii) become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity. This covenant applies regardless of whether the termination of your employment is voluntary or involuntary.

Covenant not to Solicit

You covenant and agree that, during your employment, and during the Restricted Period, you will not, directly or indirectly, for yourself or on behalf of others: (a) solicit or attempt to solicit any Company Customer for the purpose of providing or selling the Customer any services similar to the Company’s services; or (b) encourage or seek to persuade any Customer to terminate or dimmish its relationship with the Company.

For purposes of this Agreement, “Customer” means mean any person or business: (i) who, within the three-year period immediately preceding the termination of your employment purchased or received Company services or was actively solicited by the Company to purchase Company services; and also was (ii) dealt with directly by you, or had their dealings with the Company supervised or coordinated by you, or had their Confidential Information disclosed to you in the ordinary course of business as a result of your association with the Company.

At Will Employment

Your employment under this Agreement is at-will. That means that you or the Company may terminate your employment at any time, with or without cause, and with or without prior notice.

Choice of Law and Venue/Entire Agreement/Modification

This Agreement will be governed by, and interpreted in accordance with, the laws of the State of New York, regardless of principles of conflicts of laws. The exclusive jurisdiction for any claims arising from or concerning this agreement, your employment, or the termination of your employment shall be the state and federal courts located in New York County, New York.

The at-will nature of your employment cannot be changed, your rate of pay cannot be increased, and no promise by the Company to pay you a bonus, a commission, or any other form of compensation, will be binding, unless it is expressly stated in a writing signed by the Company’s Chief Executive Officer and you.

This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.

* * * *

April 12, 2026

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and return it to us within five days. Please retain copies for your records.

Sincerely,

VEEA INC.

By:	/s/ Allen Salmasi
Allen Salmasi
Chairman & Chief Executive Officer

I understand and accept the terms of this employment offer.

/s/ Janice K. Smith
Janice K. Smith

April 13, 2026
Date